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                                                                     EXHIBIT 3.4


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 AUTOCYTE, INC.

                             Pursuant to Section 242
                        of the General Corporation Law of
                              the State of Delaware

      AutoCyte, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

      By written consent of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth certain amendments to the Certificate of Incorporation of the Corporation and declaring said amendments to be advisable. The stockholders of the Corporation duly approved said proposed amendments by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such consent has been given to all stockholders who have not consented in writing to said amendments. The resolutions setting forth the amendments are as follows:

      RESOLVED: That Article FOURTH of the Corporation's Certificate of Incorporation be and hereby is amended by adding the following language as a second paragraph:

                  Upon the effectiveness of this Certificate of Amendment, each
                  2.033 issued and outstanding shares of Common Stock of the Corporation shall thereby be combined into one validly issued, fully paid, and nonassessable share of Common Stock of the Corporation. No scrip or fractional shares will be issued, and each fractional share resulting from such combination shall be redeemed by the Corporation for cash at a price per share equal the fair market value of a share of Common Stock of the Corporation on the date of the approval of this Certificate of Amendment by the Board of Directors, as determined by the Board of
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                  Directors. There shall not be any change in the number of
                  shares authorized by reason of such combination.

      IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment of Certificate of Incorporation to be signed by its President this 27th day of June, 1997.

                                 AUTOCYTE, INC.

                                       /s/ James B. Powell
                                 By:  ___________________________________
                                       James B. Powell
                                       President

ATTEST:

      /s/ William T. Whelan
By:  ________________________________
      William T. Whelan
      Secretary


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